Exhibit 99.1

Contact Information:	IAAI:
KAR HOLDINGS:	Thomas C. O’Brien
Brian Clingen	Chief Executive Officer
630-570-7401	708-492-7001

At Ashton Partners:
Chris Kettmann
General Inquiries
312-553-6716
KAR HOLDINGS ANNOUNCES POST-CLOSING ADESA SENIOR MANAGEMENT
TEAM
New York, New York, January 16, 2007 — KAR Holdings II, LLC announced today that, effective as of the closing of its previously announced acquisition of ADESA, Inc., it plans to augment ADESA’s senior management team with the addition of Brian Clingen, Jim Hallett, Tom O’Brien and John Nordin. ADESA is North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing. On December 22, 2006, ADESA announced that it had entered into a definitive merger agreement to be acquired by KAR Holdings II, LLC, a newly formed entity owned by a group of private equity funds consisting of Kelso & Company, GS Capital Partners, an affiliate of Goldman Sachs, ValueAct Capital and Parthenon Capital. Insurance Auto Auctions, Inc. (“IAAI”), a leading provider of automotive salvage auction and claims processing services in the United States, will be combined with ADESA effective as of the closing.
Brian Clingen, an investor and board member of IAAI, would become Chairman and Chief Executive Officer of the combined company upon closing. Mr. Clingen has significant operational and investment experience in the automotive services industry. In addition, Mr. Clingen has served in senior executive and board of director capacities with previous Kelso & Company portfolio companies.
Jim Hallett, who previously served as President and Chief Executive Officer of ADESA Corporation from August 1996 until July 2003, would become President and Chief Executive Officer of the whole car auction operations. Mr. Hallett left ADESA in May 2005 and most recently served as President of the Columbus Fair Auto Auction.
Tom O’Brien, President and Chief Executive Officer of IAAI, would become President and Chief Executive Officer of the combined salvage operations. In May 2005, Kelso & Company,

Parthenon Capital and certain members of IAAI’s senior management team completed a going private transaction.
John Nordin, Vice President and Chief Information Officer of IAAI, would become Executive Vice President and Chief Information Officer of the combined company. Mr. Nordin joined IAAI in late 2003 and has been involved in Information Technology for 25 years, holding the position of CIO for the last 12 years.
“I am very excited for the opportunity to continue improving upon the great success the ADESA companies have already achieved,” said Clingen. “With the help and continued hard work of the new and existing management team and employees, I believe we can continue to build an even stronger and more successful organization. I know I speak for Tom and all of the IAAI employees when I describe their excitement about this new partnership and the opportunities it presents.”
ADESA, Inc. Chairman and CEO David Gartzke added, “We are totally committed to a smooth and successful transition at the close of the transaction and to the continued success of the ADESA companies in the interim. Our current senior management team is ready and willing to continue to work with the new members of the team to ensure a strong organization full of opportunity for our employees going forward.”
About ADESA, Inc.
Headquartered in Carmel, Indiana, ADESA, Inc. (NYSE: KAR) is North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing. The company’s operations span North America with 54 ADESA used vehicle auction sites, 42 Impact salvage vehicle auction sites and 85 AFC loan production offices. For further information on ADESA, Inc., visit the company’s Web site at http://www.adesainc.com.
About Insurance Auto Auctions, Inc.
Insurance Auto Auctions, Inc., founded in 1982, a leader in automotive total loss and specialty salvage services in the United States, provides insurance companies with cost-effective, turn-key solutions to process and sell total-loss and recovered-theft vehicles. The Company currently has 95 sites across the United States. For more information, please visit www.iaai.com.
Forward-Looking Statements
The statements in this release should be read in conjunction with the unaudited condensed consolidated financial statements and notes thereto included in IAAI filings with the SEC, including the Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The statements contained in this release that are not historical facts are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed or implied by such forward-looking statements, including, but not limited to: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers and other risks and uncertainties associated with the contemplated transactions. In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “should,” “anticipates,” “predict,” “projects,” “targeting,” “potential,” “or “contingent,” the negative of these terms, or other similar expressions. Actual results could differ materially from those discussed in or implied by forward-looking statements for various reasons, including those discussed in “Risk Factors” in IAAI’s Form 10-K. You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, the parties undertake no obligation to publish, update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.